                            EXCERPTS FROM MINUTES OF
                          BOARD OF DIRECTORS MEETING OF
                              NASH FINCH COMPANY ON
                                  APRIL 9, 1996


RESOLVED, that effective May 1, 1996, the director elected to serve as Board Chair, if such director is not a present full time employee of Nash Finch Company or its subsidiaries, shall, in addition to and not in lieu of any other compensation paid to such director as an outside member of this Board of Directors, be compensated with a monthly retainer equal to two times the amount of the monthly retainer paid to outside members of this Board of Directors generally; and that, upon becoming effective, this resolution shall supercede any resolution heretofore adopted by this Board of Directors pertaining to compensation of the Board Chair.